Exhibit 99.1

News Release

Investor Contact:	Media Contact:
Bev Fleming 312-444-7811 Beverly_Fleming@ntrs.com	Doug Holt 312-557-1571 Doug_Holt@ntrs.com

http://www.northerntrust.com

Northern Trust Elects Robert W. Lane to Board,

Sir John R. H. Bond as Advisory Director

CHICAGO, Oct. 20, 2009 – Northern Trust Corporation (Nasdaq: NTRS) announced today that Robert W. Lane, chairman of the board of Deere & Company, has been elected to its board of directors, effective Nov. 1, 2009.

Additionally, the board appointed Sir John R. H. Bond, former Group Chairman of HSBC Holdings and current Chairman of Vodafone Group Plc, to serve as an advisory director to the board, also effective Nov. 1, 2009.

“We are delighted to welcome Bob Lane to the board and Sir John Bond as an advisory director,” said William A. Osborn, Chairman of Northern Trust Corporation and its principal subsidiary, The Northern Trust Company. “Both are outstanding business people with long experience building global enterprises. We look forward to their contributions as we continue to provide sophisticated financial services to our clients worldwide.”

Lane has served as chairman of the board of Deere & Company since 2000, and served as chief executive officer from 2000 through 2009. Following an early career in global banking, Lane joined John Deere in 1982. His previous roles at Deere included serving as president and chief operating officer of Deere Credit, Inc.; chief financial officer of the corporation; and president and chief operating officer.

Lane also serves on the boards of General Electric Company, Verizon Communications Inc., BMW AG and the University of Chicago. He is an honorary director of the Lincoln Park Zoo, Chicago, a national director of the Lyric Opera of Chicago, and a member of the Trilateral Commission and the Council on Foreign Relations.

Bond became Chairman of Vodafone Group Plc in 2006. He was Group Chairman of HSBC Holdings plc from 1998 through 2006, when he stepped down after a 45 year career with HSBC. Sir John joined The Hongkong and Shanghai Banking Corporation Limited in 1961 and has extensive banking experience in Asia, the United States and Europe. He became Group Chief Executive of HSBC Holdings in 1993 and Group Chairman in 1998.

His previous appointments include non-executive director of Ford Motor Company from 2000 to 2008, London Stock Exchange from 1994 to 1999, British Steel plc from 1994 to 1998 and Orange plc from 1996 to 1999; he also was on the Court of the Bank of England from 2001 to 2004. He was Chairman of the Institute of International Finance, Washington DC from 1998 to 2003 and was elected President of the International Monetary Conference in 2002. His Knighthood was conferred for services to banking in the Queen’s Birthday Honors in 1999.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, banking solutions and fiduciary services for corporations, institutions and affluent individuals worldwide. Northern Trust, a financial holding company based in Chicago, has offices in 18 U.S. states and 16 international locations in North America, Europe, the Middle East and the Asia-Pacific region. As of June 30, 2009, Northern Trust had assets under custody of US$3.2 trillion, and assets under investment management of US$558.9 billion. For 120 years, Northern Trust has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit www.northerntrust.com.